Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

LA ROSA HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(6)
Fees to Be Paid	Equity	Shares of common stock, par value $0.0001 per share(2)	457(o)	1,000,000	$5.00	$5,000,000	0.000110200	$551.00
Fees to Be Paid	Equity	Shares of common stock, par value $0.0001 per share (Overallotment Option)(2)	457(o)	150,000	$5.00	$750,000	0.000110200	82.65
Fees to Be Paid	Equity	Representative’s Warrant(3)(4)	457(g)	—	—	—	—	—
Fees to Be Paid	Equity	Shares of common stock, par value $0.0001 per share (Shares underlying Representative’s Warrant)(2)(5)	457(o)	57,500	$5.50 (2)	$316,250	0.000110200	$34.85
Fees to Be Paid	Equity	Shares of common stock, par value $0.0001 per share (Selling Stockholders’ Shares)(2)	457(o)	2,430,187	$5.00	12,150,935	0.000110200	1,339.03
Fees to Be Paid	Equity	Shares of common stock, par value $0.0001 per share (Shares to be Issuable Upon Exercise of Selling Stockholder’s Warrants)(2(5))	457(o)	40,000	$20.00	$800,000	0.000110200	88.16
		Carry Forward Securities	N/A			N/A		—
		Total Offering Amounts		3,677,687	—	$19,017,185	—	$2,095.70
		Total Fees Previously Paid						$3,810.96
		Total Fee Offsets						$0
		Net Fee Due(7)						$(1,715.27)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of Common Stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)	The Representative’s Warrant is exercisable into a number of shares of Common Stock equal to 5% of the number of shares of Common Stock sold in this offering, including shares issuable upon the exercise the underwriters’ option to purchase additional securities, at an exercise price equal to 110% of the public offering price per share.

(4)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(5)	Represents 40,000 shares of Common Stock issuable upon the exercise of the warrants granted to Exchange Listing, LLC, a consultant to the Company.

(6)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(7)

Please note that the Registrant previously paid a fee of $3,810.96 for a transaction with the Total Offering Amount of $41,099,850. The revised Total Offering Amount is $19,017,185 or $22,082,665 less. Therefore, the Registrant has overpaid the filing fees for the current transaction by $1,715.27.